                                                                    EXHIBIT 2.03

                               ARTICLES OF MERGER

                                ATOM CORPORATION

                                       AND

                               SHOCKWAVE.COM, INC.

        Pursuant to the provisions of RCW 23B.11.050, the following Articles of Merger are executed for the purpose of merging Atom Corporation, a Washington corporation (the "DISAPPEARING CORPORATION"), into Shockwave.com, Inc., a Delaware corporation (the "SURVIVING CORPORATION").

        1. The Agreement and Plan of Merger approved by the shareholders of the Disappearing Corporation is attached hereto as Exhibit 1.

        2. The Agreement and Plan of Merger was duly approved by the shareholders of the Disappearing Corporation pursuant to RCW 23B.11.030.

        3. The Agreement and Plan of Merger was duly approved by the shareholders of the Surviving Corporation pursuant to Section 252(c) of the Delaware General Corporation Law.



        Dated:  January ___, 2001



        SHOCKWAVE.COM, INC., a Delaware corporation



        By:
           ---------------------------------

        Name:
             -------------------------------


        Title:
              ------------------------------

                                    Exhibit 1

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                                ATOM CORPORATION
                                       AND
                               SHOCKWAVE.COM, INC.

                          AGREEMENT AND PLAN OF MERGER


        This AGREEMENT AND PLAN OF MERGER ("MERGER AGREEMENT") is entered into as of January 11, 2001, between Atom Corporation, a Washington corporation ("ATOM"), and Shockwave.com, Inc., a Delaware corporation ("SHOCKWAVE"). Atom and Shockwave are sometimes collectively referred to in this Agreement as the "CONSTITUENT CORPORATIONS."

                                    RECITALS

        A. Shockwave is a corporation organized and existing under the laws of the State of Delaware. As of the date hereof, the authorized capital stock of Shockwave consists of two classes of shares, consisting of 160,000,000 shares of Common Stock having a par value of $0.001 per share, of which 9,037,233 shares are issued and outstanding; and 12,074,000 shares of Preferred Stock having a par value of $0.001 per share, 34,581,500 shares of which have been designated Series A Preferred Stock, of which 34,581,500 shares are issued and outstanding, 21,800,000 shares of which have been designated Series B Preferred Stock, of which 20,080,500 shares are issued and outstanding, and 12,074,000 shares of which are designated Series C Preferred Stock, of which no shares are issued and outstanding.

        B. Atom is a corporation organized and existing under the laws of the State of Washington. As of the date hereof, the authorized capital stock of Shockwave consists of two classes of shares, consisting of 25,000,000 shares of Common Stock without par value, of which 7,602,843 shares are issued and outstanding; and 10,260,000 shares of Preferred Stock without par value, 800,000 shares of which have been designated Series A Preferred Stock, of which 727,500 shares are issued and outstanding, 4,000,000 shares of which have been designated Series B Preferred Stock, of which 3,789,057 shares are issued and outstanding, and 5,460,000 shares of which have been designated Series C Preferred Stock, of which 5,000,000 shares are issued and outstanding.

        C. Atom and Shockwave have deemed it advisable and in the best interests of Atom and Shockwave, respectively, and their respective shareholders, that Atom be merged with and into Shockwave (the "MERGER") as authorized by the laws of the States of Washington and Delaware and pursuant to the terms and conditions of this Agreement.

        In consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.      Merger; Effectiveness.

        Atom shall be merged with and into Shockwave (hereinafter sometimes called the "SURVIVING CORPORATION") pursuant to the applicable provisions of the Washington Business Corporation Act, as amended, and the Delaware General Corporation Law, as amended, and in accordance with the terms and conditions of this Agreement. Upon the execution by the Constituent Corporations of Articles of Merger incorporating this Agreement and the filing of such Articles of Merger with the Washington Secretary of State and the execution by the

Constituent Corporations of the Certificate of Merger and the filing of such Certificate of Merger with the Secretary of State of the state of Delaware, the Merger shall become effective at 10:00 a.m., Pacific Standard Time, on the date of filing the Articles of Merger (the "EFFECTIVE TIME") of the Merger.

        2.      Certificate of Incorporation.

        The Certificate of Incorporation of Shockwave shall, at the Effective Time of the Merger, be the Certificate of Incorporation of the Surviving Corporation.

        3.      Bylaws.

        The Bylaws of Shockwave in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation.

        4.      Directors and Officers.

        The officers of the Surviving Corporation immediately after the Effective Time will be

        Robert Burgess:             Chairman of the Board of Directors
        Mika Salmi:                 Chief Executive Officer
        Matthew Hulett:             President
        Michael Comish:             President, International
        Heather Redman:             Executive Vice President, Corporate Strategy
        Eric Cansler:               Vice President, Finance and Operations
        Loren Hillberg:             Secretary

        The members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be Robert Burgess, Loren Hillberg, Michael Moritz, Mika Salmi, Thomas Hoegh, Robert Daly and Jeff Goodby.

        5.      Conversion of Shares.

        5.1     Exchange Ratio.

        As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof: (a) each share of Atom Common Stock issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and without further action on the part of any holder thereof, be converted into 1.2324 shares of fully paid and nonassessable shares of Shockwave Common Stock; (b) each share of Atom Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and without further action on the part of any holder thereof, be converted into 1.2324 shares of fully paid and nonassessable shares of Shockwave Series C-1 Preferred Stock; (c) each share of Atom Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and without further action on the part of any holder thereof, be converted into 1.2324 shares of fully paid and nonassessable shares of Shockwave Series C-2 Preferred Stock; and (d) each share of Atom Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and without further action on the part of any holder thereof, be converted into 1.2324 shares of fully paid and nonassessable shares of Shockwave Series C-3 Preferred Stock. The preceding provisions of this Section 5.1 are subject to the provisions of
Section 5.2 (regarding the elimination of fractional shares), Section 5.3 (regarding Dissenting Shares) and Section 5.4 (regarding the withholding of Escrow Shares).

        5.2     No Fractional Shares.

        No fractional shares of Shockwave Common Stock, Shockwave Series C-1 Preferred Stock, Shockwave Series C-2 Preferred Stock or Shockwave Series C-3 Preferred Stock will be issued in connection with the Merger. In lieu thereof, each holder of Atom Common Stock or Atom Preferred Stock who would otherwise be entitled to receive a fraction of a share of Shockwave Common Stock, Shockwave Series C-1 Preferred Stock, Shockwave Series C-2 Preferred Stock or Shockwave Series C-3 Preferred Stock pursuant to Section 5.1, computed after aggregating, for each class or series, all shares of Shockwave Common Stock, Shockwave Series C-1 Preferred Stock, Shockwave Series C-2 Preferred Stock or Shockwave Series C-3 Preferred Stock to be received by such holder pursuant to Section 5.1, will instead receive from Shockwave, upon surrender of such holder's Atom Certificates pursuant to Section 5.5, an amount of cash (rounded to the nearest cent) equal to the product obtained by multiplying (a) the fair market value per share, as determined in good faith by the Board of Directors of Shockwave, of the Shockwave Common Stock, Shockwave Series C-1 Preferred Stock, Shockwave Series C-2 Preferred Stock or Shockwave Series C-3 Preferred Stock on the closing date of the Merger, by (b) the fraction of a share of Shockwave Common Stock, Shockwave Series C-1 Preferred Stock, Shockwave Series C-2 Preferred Stock or Shockwave Series C-3 Preferred Stock that such holder would otherwise have been entitled to receive.

        5.3     Dissenting Shares.

        Holders of shares of Atom Common Stock and Atom Preferred Stock who have complied with all requirements for perfecting shareholders' rights of appraisal, as set forth in Chapter 23B.13 of the WBCA, will be entitled to their rights under the WBCA with respect to such shares ("DISSENTING SHARES").

        5.4     Escrow Shares.

        At the Effective Time, Shockwave will withhold 10% of the shares Shockwave Common Stock and Shockwave Series C Preferred Stock to be issued to Atom shareholders in the Merger upon conversion of their Atom Common Stock and Atom Preferred Stock pursuant to Section 5.1 (such withheld Shockwave shares and any dividends or distributions received in respect of such Shockwave shares being hereinafter referred to as the "ESCROW SHARES"), and will hold the certificates representing such Escrow Shares as security for the indemnification obligations of the Atom shareholders until the earlier of the termination of the Agreement and Plan of Reorganization dated December 14, 2000 between the Constituent Corporations or the first anniversary of the Effective Time.

        5.5     Surrender and Exchange of Outstanding Certificates.

        At the closing, each holder of shares of Atom Common Stock and Atom Preferred Stock that are outstanding immediately prior thereto will surrender either (i) the certificate(s) for such shares (each a "ATOM CERTIFICATE"), duly endorsed to Shockwave for cancellation as of the Effective Time, or (ii) an affidavit of lost certificate and an indemnity in form and substance reasonable satisfactory to Shockwave (the "AFFIDAVIT"). Promptly after the Effective Time and receipt of such Atom Certificate or Affidavit, as the case may be, Shockwave or its transfer agent will issue to each tendering holder of an Atom Certificate or an Affidavit, certificates (a "TENDERING ATOM HOLDER") for the number of shares Shockwave Common Stock and Shockwave Preferred Stock to which such holder is entitled pursuant to Section 5.1, subject to the provisions of Section 5.2 (regarding the elimination of fractional Merger Shares), Section 5.3 (regarding Dissenting Shares) and Section 5.4 (regarding the withholding of Escrow Shares). No dividends or distributions payable to holders of record of Shockwave Common Stock or Shockwave Preferred Stock after the Effective Time of the Merger will be paid to the holder of any unsurrendered Atom Certificate unless and until the holder of such unsurrendered Atom Certificate surrenders such Atom Certificate or an Affidavit to Shockwave as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Atom Certificate or Affidavit, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to Shockwave Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

        6.      No Further Transfers.

        After the Effective Time, there will be no further registration of transfers of any shares of Atom Common Stock or Atom Preferred Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Atom Common Stock or Atom Preferred Stock are presented to the Surviving Corporation, they will be canceled and exchanged in accordance with this Section 5, subject to applicable law in the case of Dissenting Shares.

        7.      Implementation.

        Each of the Constituent Corporations shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the States of Washington and Delaware to consummate and make effective the Merger.

        8.      Amendment.

        This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of both of the Constituent Corporations; provided, however, that this Agreement may not be amended or supplemented after having been approved by the shareholders of a Constituent Corporation except by a vote or consent of shareholders in accordance with applicable law.

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first set forth above.


ATOM CORPORATION

By: /s/ Mika Salmi
   ---------------------------------

Name: Mika Salmi
     -------------------------------

Title: CEO
      ------------------------------


SHOCKWAVE.COM, INC.

By: /s/ Robert Burgess
   ---------------------------------

Name: Robert Burgess
     -------------------------------

Title: CEO
      ------------------------------






                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]